EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

NOVEMBER 5, 2012

between

STIFEL FINANCIAL CORP.

and

KBW, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 5, 2012 (the “Signing Date”) between STIFEL FINANCIAL CORP., a Delaware corporation (“Parent”) and KBW, INC., a Delaware corporation (the “Company”), and, from and after the accession thereof to this Agreement in accordance with Section 8.07, Merger Subsidiary and Successor Subsidiary (each as defined herein).

WHEREAS, the Boards of Directors of the Company (upon the recommendation of a committee of independent directors of the Company) and Parent have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and the Company have determined that immediately after the effectiveness of the Merger, the Company shall be merged with and into Successor Subsidiary, with Successor Subsidiary continuing as the surviving entity in the Second Step Merger (as defined below), as a direct wholly owned subsidiary of Parent;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger and Second Step Merger (collectively, the “Reorganization”) constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Reorganization shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code;

WHEREAS, in the event that the Reorganization does not qualify as a reorganization, the parties intend to treat the Merger and the Second Step Merger as separate transactions for U.S. federal income Tax purposes not subject to the “integration doctrine” pursuant to Rev. Rul. 90-95, 1990-2 C.B. 67.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01                             Definitions.

(a)                                 As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15%

or more of the consolidated assets of the Company, (B) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  If the Person referred to is a natural person, the term “Affiliate” refers to any member of such Person’s immediate family.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“business day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Consideration” means an amount equal to $10.00 less the Per Share Extraordinary Dividend Amount.

“Closing Parent Common Stock Price” means the Average VWAP of the Parent Common Stock over the ten consecutive Trading Days ending on the Trading Day immediately prior to the Closing Date.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2011 included in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2011.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the company disclosure schedule dated as of the date hereof regarding this Agreement.

“Company Performance Share Award” means each performance equity award that represents the right to receive shares of Company Common Stock granted pursuant to any equity or compensation plan or arrangement of the Company that is outstanding immediately prior to the Effective Time.

“Company Plans” means the KBW, Inc. 2006 Equity Incentive Plan and the KBW, Inc. 2009 Incentive Compensation Plan.

“Company Restricted Stock Award” means each award of restricted Company Common Stock granted pursuant to any equity or compensation plan or arrangement of the Company that is outstanding immediately prior to the Effective Time.

“Company Restricted Stock Unit” means each restricted stock unit (subject to time- or performance-based vesting) that represents the right to receive shares of Company Common Stock granted pursuant to any equity or compensation plan or arrangement of the Company that is outstanding immediately prior to the Effective Time; provided, that in no event shall a Company Performance Share Award be deemed to be a Company Restricted Stock Unit.

“Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license, in each case excluding any Employee Plan.

“Delaware Law” means the DGCL and the Delaware Limited Liability Company Act.

“DGCL” means the Delaware General Corporation Law.

“Environmental Law” means any Applicable Law, or any agreement with any Governmental Authority or other third party, relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, (iv) the environment or (v) Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“Equity Exchange Ratio” means a fraction, the numerator of which equals $17.50 less the Per Share Extraordinary Dividend Amount and the denominator of which equals (i) $29.00 if the Closing Parent Common Stock Price is less than or equal to $29.00, (ii) the Closing Parent Common Stock Price, if the Closing Parent Common Stock Price is greater than $29.00 and less than $35.00 and (iii) $35.00 if the Closing Parent Common Stock Price is greater than or equal to $35.00, and in each case rounding the result to the nearest 1/10,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Ratio” means a fraction, the numerator of which equals $7.50 and the denominator of which equals (i) $29.00 if the Closing Parent Common Stock Price is less than or equal to $29.00, (ii) the Closing Parent Common Stock Price, if the Closing Parent Common Stock Price is greater than $29.00 and less than $35.00 and (iii) $35.00 if the Closing Parent Common Stock Price is greater than or equal to $35.00, and in each case rounding the result to the nearest 1/10,000.

“FINRA” means the Financial Industry Regulatory Authority, including any predecessor entity, including without limitation, the National Association of Securities Dealers, Inc.

“GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, and any non-governmental self-regulatory agency, commission or authority, including the SEC and FINRA.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under leases accounted for as financing or capital leases under GAAP, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than Liens relating to equipment leased by the Company not constituting a capital lease, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any similar intellectual property or proprietary rights.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means, with respect to the Company the knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule after reasonable due inquiry and with respect to Parent, means the knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule after reasonable due inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact or change that (i) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any effect arising out of, resulting from or related to (A) any changes resulting from global, national or regional economic, regulatory or political conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such Person and its Subsidiaries operate, (B) general changes (including changes in laws, rules or regulations) in the industry in which such Person and its Subsidiaries operate, (C) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers of the Company or any of its Affiliates, suppliers, vendors, lenders, or joint venture participants or employees, (D) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, (E) any act expressly required under this Agreement or for which the consent of Parent is required pursuant to this Agreement and as to which Parent has withheld its consent, (F) any adverse effect that such Person otherwise cures prior to the Closing, (G) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (H) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof; except with respect to clauses (A), (B), (D) and (G) above, to the extent that such effect or change is disproportionately adverse to such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate; or (ii) materially impairs the ability of such Person to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Ownership Evidence” shall mean (i) a Certificate (or affidavit of loss with respect to such Certificate and such other documentation as is described in Section 3.02(h)), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Company Shares.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2011 included in the Parent 10-K.

“Parent Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Per Share Extraordinary Dividend Amount” means (i) the aggregate amount of all dividends declared and paid with respect to the Company Shares on or after the date hereof and prior to the Effective Time (other than quarterly dividends of the Company in amounts consistent with past practice that are paid on or prior to December 31, 2012) divided by (ii) the number of issued and outstanding Company Shares immediately prior to the Effective Time; provided, that, the Per Share Extraordinary Dividend Amount shall in no event exceed $2.00; provided that, any dividends declared or paid to any Person other than the Company or a Company Subsidiary with respect to any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company on or after the date hereof and prior to the Effective Time shall be included in the amount calculated pursuant to clause (i) above.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person if such Subsidiary would meet the definition of “significant subsidiary” within the meaning of Regulation S-X.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“Trading Day” means any day on which the NYSE is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of Parent Common Stock as displayed in the “VWAP” field on Bloomberg (or any successor service) page SF <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of Parent Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by Parent (subject to the Company’s prior approval not to be unreasonably withheld or delayed) for such purpose.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	Section 5.12
Adverse Recommendation Change	Section 7.03
Affected Employee	Section 8.08
Affected Employee Comp and Benefits	Section 8.08
Affiliated Shares	Section 3.01
Aggregate Fractional Share Consideration	Section 3.02
Agreement	Preamble
BofA Merrill Lynch	Section 5.24
Certificate	Section 3.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Preamble
Company	Preamble
Company Awards	Section 3.05

Term	Section
Company Board Recommendation	Section 5.02
Company Excluded Share	Section 3.01
Company Insiders	Section 9.08
Company Material Contract	Section 5.14
Company Permits	Section 5.13
Company Preferred Stock	Section 5.05
Company SEC Documents	Section 5.07
Company Securities	Section 5.05
Company Share	Section 3.01
Company Stockholder Approval	Section 5.02
Company Stockholder Meeting	Section 7.02
Company Subsidiary Securities	Section 5.05(a)
Confidentiality Agreement	Section 7.04
Dissenting Shares	Section 3.01
Dissenting Stockholders	Section 3.01
Effective Time	Section 2.01
Employee Plans	Section 5.17
End Date	Section 11.01
Exchange Agent	Section 3.01
Exchange Fund	Section 3.02
Indemnified Person	Section 8.04
internal controls	Section 5.07
Leased Real Property	Section 5.20
Merger	Section 2.01
Merger Consideration	Section 3.01
Merger Subsidiary	Section 8.07
NASDAQ	Section 5.03
New Company Plans	Section 8.08
Non-U.S. Employee Plans	Section 5.17
NYSE	Section 5.03
Parent	Preamble
Parent Board	Section 4.03
Parent Common Stock	Section 3.01
Parent Insiders	Section 9.08
Parent Permits	Section 6.12
Parent Preferred Stock	Section 6.05
Parent SEC Documents	Section 6.06
Parent Securities	Section 6.05
Payment Event	Section 12.04
Proxy Statement/Prospectus	Section 5.09
Registration Statement	Section 6.15
Reorganization	Preamble
Representatives	Section 7.03
Required Governmental Authorizations	Section 5.03
Second Step Merger	Section 2.01

Term	Section
Signing Date	Preamble
Stock Consideration	Section 3.01
Successor Subsidiary	Section 8.07
Superior Proposal	Section 7.03
Surviving Corporation	Section 2.01
Tax	Section 5.16
Taxing Authority	Section 5.16
Tax Return	Section 5.16
Termination Fee	Section 12.04(b)
Uncertificated Company Share	Section 3.01

Section 1.02                             Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The words “delivered”, “made available”, “furnished”, “provided” and words of like import used in this Agreement include any information referred to that (i) was delivered to Parent prior to 5:00 p.m. Central Time on the day prior to the Signing Date, (ii) is contained in a document filed with the SEC immediately preceding the Signing Date or (iii) is set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule.

Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2
THE MERGER

Section 2.01                             The Merger.

(a)                                 At the Effective Time, as part of an integrated transaction and plan of merger, and immediately prior to the subsequent merger of the Company with the Successor Subsidiary (the “Second Step Merger”), Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).  Immediately following the Merger, the Surviving Corporation shall be merged with and into the Successor Subsidiary, whereupon the separate existence of the Surviving Corporation shall cease, and the Successor Subsidiary shall be the surviving limited liability company as a direct wholly owned subsidiary of Parent.  There shall be no condition to the completion of the Second Step Merger other than the completion of the Merger. From and after the Second Step Merger, Successor Subsidiary shall be the Surviving Corporation for purposes of this Agreement. Immediately after the completion of the Second Step Merger, Parent shall own all of the membership interests and other equity in Successor Subsidiary, and Successor Subsidiary shall be disregarded for U.S. federal income Tax purposes.

(b)                                 Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in St. Louis, Missouri at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102 as soon as possible, but in any event no later than two business days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c)                                  Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the certificate of merger).

(d)                                 From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

ARTICLE 3
CONVERSION OF THE COMMON STOCK; EXCHANGE OF CERTIFICATES

Section 3.01                             Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Subsidiary, Successor Subsidiary,

Parent or any holder of any shares of the capital stock of the Company, Merger Subsidiary, Successor Subsidiary or Parent, the following shall occur:

(a)                                 Except as otherwise set forth in Section 3.05, each share of Company Common Stock (each, a “Company Share”, and together, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock that are owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of third parties (the “Affiliated Shares”) and (ii) shares of Company Common Stock owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such shares of Company Common Stock (the “Dissenting Shares,” and together with the Affiliated Shares, the “Company Excluded Shares”)) shall be converted into the right to receive and shall become exchangeable for:  (i) cash, without interest, in an amount equal to the Cash Consideration and (ii) a portion of a share of common stock, par value $0.15 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration”).  For purposes of this Agreement, the term “Merger Consideration” with respect to a given Company Share shall mean the Cash Consideration and the Stock Consideration.

At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and (i)(A) each certificate (a “Certificate”) formerly representing any of such Company Shares (other than Company Excluded Shares) and (B) each uncertificated Company Share (an “Uncertificated Company Share”) registered to a holder on the stock transfer books of the Company (other than Company Excluded Shares), shall thereafter represent only the right to receive the Merger Consideration or the consideration described in Section 3.05, as applicable, and the right, if any, to receive pursuant to Section 3.02(g) cash in lieu of fractional shares otherwise receivable pursuant to this Section 3.01(a) and any distributions or dividends pursuant to Section 3.02(f), in each case without interest and (ii) each Dissenting Share shall thereinafter represent only the right to receive the payments set forth in Section 3.03 with respect to such Dissenting Share.

(b)                                 Each Company Share that is owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and, in each case, not held on behalf of third parties, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)                                  Each share of common stock, par value $0.01 per share, of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted, and which share shall constitute all of the issued and outstanding shares of stock of the Surviving Corporation.

Section 3.02                             Surrender and Payment.

(a)                                 Prior to the Effective Time, Parent shall appoint (subject to the Company’s prior approval not to be unreasonably withheld or delayed) a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging Certificates or Uncertificated Company Shares for the Merger Consideration or the consideration described in Section 3.05, as applicable.  As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Shares (other than Company Excluded Shares), for exchange in accordance with this Section through the Exchange Agent, securities representing shares of Parent Common Stock issuable and payable pursuant to Section 3.01 or Section 3.05, as applicable, in exchange for outstanding Company Shares (other than Company Excluded Shares) in respect of the Stock Consideration to be paid in the Merger or the consideration described in Section 3.05, as applicable, the cash necessary to pay for the aggregate Cash Consideration to be paid pursuant to this Article 3 and, after the Effective Time, if applicable, any cash and dividends or other distribution with respect to the Parent Common Stock to be issued or to be paid pursuant to this Article 3 (together, the “Exchange Fund”).  If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such shares of Company Common Stock shall cease to be Company Excluded Shares and (ii) Parent shall make available or cause to be made available to the Exchange Agent (A)(1) additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Cash Consideration and (2) additional shares of Parent Common Stock equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Stock Consideration or (B) additional shares of Parent Common Stock equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the consideration described in Section 3.05, as applicable.  Promptly after the Effective Time (and in any event within three business days), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Company Shares to the Exchange Agent) for use in such exchange.

(b)                                 Each holder of Company Shares that have been converted into the right to receive the Merger Consideration or the consideration described in Section 3.05, as applicable, shall be entitled to receive, upon delivery of the Ownership Evidence, the Merger Consideration or the consideration described in Section 3.05, as applicable, in respect of the Company Shares represented by a Certificate or Uncertificated Company Share and any cash and dividends or other distributions with respect to the Parent Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.01(a).  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Company Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration or the consideration described in Section 3.05, as applicable.

(c)                                  If any portion of the Merger Consideration or the consideration described in Section 3.05, as applicable, is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Company Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Company Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Company Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)                                 The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company.  If, after the Effective Time, Certificates or Uncertificated Company Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration or the consideration described in Section 3.05, as applicable, and cash, dividends or other distributions to the extent provided for, and in accordance with the procedures set forth, in this Article 3.

(e)                                  Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 3.02(a) that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 3.01 or the consideration described in Section 3.05, as applicable, prior to that time shall thereafter look only to Parent for payment of the Merger Consideration or the consideration described in Section 3.05, as applicable, and any cash, dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Company Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                                   Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement.  No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered or undelivered Ownership Evidence until such Ownership Evidence is provided to the Exchange Agent or Parent in accordance with this Article 3.  Subject to the effect of Applicable Laws, following surrender or delivery, as applicable, of any such Ownership Evidence to the Exchange Agent or Parent in accordance with this Article 3, there shall be issued and/or paid to the holder of the Ownership Evidence representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time on the Closing Date but with a payment date subsequent to surrender or delivery and not previously paid.

(g)                                  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in respect of any Company Shares and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.02(g) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the Closing Parent Common Stock Price (the aggregate amount of cash required to be paid in lieu of fractional shares of Parent Common Stock, the “Aggregate Fractional Share Consideration”).

(h)                                 Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law.  If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

(i)                                     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, and the submission of such other documentation as Parent customarily requires for the replacement of lost, stolen or destroyed certificates, the Exchange Agent (or Parent pursuant to Section 3.02(e)) will deliver a certificate evidencing the ownership of such number of shares of Parent Common Stock and/or any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to this Agreement.

Section 3.03                             Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Merger Consideration or the consideration described in Section 3.05, as applicable, with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares.  Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares.  The Company shall give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect thereto.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.04                             Adjustments to Prevent Dilution.  In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration or the consideration described in Section 3.05, as applicable, shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration or the consideration described in Section 3.05, as applicable.

Section 3.05                             Company Equity Awards.

(a)                                 At the Effective Time, each Company Restricted Stock Award that is subject to a written agreement between the Company and the holder that provides for a waiver of certain vesting rights in the form mutually agreed to by the Company and Parent (a “Letter Agreement”) (x) shall be deemed converted into the right to receive the number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole number) of (i) the number of Company Shares granted pursuant to such Company Restricted Stock Award and (ii) the Equity Exchange Ratio and (y) following the Effective Time, shall be governed by the terms and conditions set forth in the Letter Agreement and such other terms and conditions as may be set forth in a separate award agreement and not inconsistent with the terms of such Letter Agreement.  Each Company Share granted pursuant to a Company Restricted Stock Award that is not subject to a Letter Agreement shall, immediately prior to the Effective Time, become fully vested and nonforfeitable and shall be converted into the right to receive and shall become exchangeable for the Merger Consideration.  In each case, unless the holder of the applicable Company Restricted Stock Award makes arrangements to pay taxes in cash, in accordance with customary procedures established by the Company, the award shall be subject to withholding on such restricted stock award in an amount sufficient to satisfy applicable taxes regardless of whether such restricted stock award is otherwise transferable at such time.

(b)                                 Immediately prior to the Effective Time, each restricted stock unit granted pursuant to a Company Restricted Stock Unit award shall be fully vested in accordance with its terms, convert into the right to receive and shall become exchangeable for the Merger Consideration, provided that applicable Taxes will be withheld as required with respect to the consideration payable or deliverable; and further provided that the foregoing will not apply to any Company Restricted Stock Unit award for which the holder has made a change in control override election (whether pursuant to a written agreement between the Company and the holder or otherwise) (each such award, a “Continuing RSU Award”). Immediately prior to the Effective Time, each Continuing RSU Award shall convert into the right to receive the number of shares of Parent Common Stock equal to the product of (i) the number of Company Shares subject to such Continuing RSU Award immediately prior to the Effective Time and (ii) the Equity Exchange Ratio.  Notwithstanding anything herein to the contrary, each such Continuing RSU Award shall be settled at the time due under the terms of such award or valid and applicable payment election in a manner consistent with Code Section 409A.

(c)                                  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Company Shares or benefits measured by the value of Company Shares, and each award of any kind consisting of Company Shares that may be held, awarded, outstanding, payable or reserved for issuance under any stock-based or other incentive compensation plan or arrangement of the Company other than any Company Restricted Stock Awards or Company Restricted Stock Unit awards (the “Company Awards”), except as otherwise set forth in an agreement, shall be deemed to be converted into the right to acquire or receive benefits measured by the value of the number of shares of Parent Common Stock equal to the product of (i) the number of Company Shares subject to such Company Award immediately prior to the Effective Time and (ii) the Equity Exchange Ratio.  If any such Company Award provided for an exercise price, such exercise price shall be adjusted by dividing such exercise price by the Equity Exchange Ratio, and each such right shall otherwise be subject to the terms and conditions applicable to such right under the relevant employee stock option or compensation plan or arrangement of the Company.  Except as specifically provided in a letter agreement, following the Effective Time, each Company Award shall continue to be governed by the same terms and conditions (including, without limitation, any vesting requirements) as were applicable under such Company Award immediately prior to the Effective Time.  Company Awards, and any other equity award discussed herein, shall be subject to applicable tax withholding.

(d)                                 At or prior to the Effective Time, the board of directors of the Company shall adopt such resolutions, and the Company shall otherwise take all actions, as are necessary to effectuate the provisions of Sections 3.05(a), (b) and (c).

(e)                                  Prior to the Effective Time, the Company shall obtain Letter Agreements and any consents from holders of Company Restricted Stock Awards or Company Restricted Stock Unit awards (other than Continuing RSU Awards) and make any amendments to the terms of such equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 3.05 and to ensure compliance with Section 409A of the Code.  Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Restricted Stock Awards or Company Restricted Stock Unit awards (other than Continuing RSU Awards) until such necessary consents are obtained.  The Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, or other rights, awards or arrangements under any employee stock option or compensation plan or arrangement or other third party agreements of the Company that would entitle any Person after the Effective Time to beneficially own any Company Shares or to receive any payments in respect thereof.

(f)                                   If registration of any interest in Parent’s 2001 Incentive Stock Plan (or other applicable equity incentive plan) or the shares of Parent Common Stock issuable thereunder is required under the 1933 Act, Parent shall file with the SEC within three (3) Business Days after the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant stock plans remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required.

ARTICLE 4
THE SURVIVING CORPORATION

Section 4.01                             Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company  shall be amended to read in its entirety as the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time (other than the name of the Company, which shall be unchanged, and the provisions of the Merger Subsidiary relating to the incorporator of the Merger Subsidiary, which shall be omitted), and as so amended shall be the  certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 4.02                             Bylaws.  At the Effective Time, the bylaws of the Surviving Corporation shall be amended to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 4.03                             Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.  On or prior to the Effective Time, the Board of Directors of Parent (the “Parent Board”) shall cause the number of directors that will comprise the full Parent Board to be increased by two (2) members and, at the Effective Time, the Parent Board shall cause the vacancies created thereby to be filled by (i) Thomas Michaud and (ii) an individual reasonably designated by the Company from among those individuals serving as directors of the Company immediately prior to the Effective Time, who shall be “independent” as such term is applied under the corporate governance standards of the Parent Board.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01                             Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 5.02                             Corporate Authorization.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”).  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                                 At a meeting duly called and held, upon the recommendation of a committee of independent directors of the Company, the Company’s board of directors has (i) unanimously declared this Agreement and the transactions contemplated hereby, including the Merger, advisable, fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) unanimously resolved to recommend adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for adoption.

Section 5.03                             Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws and national securities instruments, (iv) compliance with applicable requirements of FINRA (including the submission of a continuing membership application pursuant to NASD Rule 1017), the NASDAQ Stock Market (“NASDAQ”) and the New York Stock Exchange, Inc. (the “NYSE”), if any, (v) those additional consents, approvals, orders, authorizations, registrations, declarations and filings, if any, listed in Section 5.03 of the Company Disclosure Schedule (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (v) above, the “Required Governmental Authorizations”) and (vi) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 5.04                             Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in

Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 5.05                             Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 140,000,000 shares of common stock of the Company, par value $0.01 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”).  As of October 31, 2012, 6,388,461 Company Shares were reserved for issuance under the Company Plans and 1,462,553 Company Shares were reserved for issuance under the KBW, Inc. 2008 Employee Stock Purchase Plan.  As of October 31, 2012, there were outstanding (A) 34,474,957 shares of Common Stock, (B) no shares of Company Preferred Stock, (C) Company Restricted Stock Awards that provide the holders thereof the right to receive up to an aggregate of 4,289,437 shares of Company Common Stock, (D) Company Restricted Stock Unit awards that provide the holders thereof the right to receive up to an aggregate of 255,936 shares of Company Common Stock (all of which awards are vested) and (E) Company Performance Share Awards that provide the holders thereof the right to receive up to an aggregate of 120,240 shares of Company Common Stock.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.  No Subsidiary of the Company owns any shares of capital stock of the Company.  Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of all outstanding Company Restricted Stock Awards, Company Restricted Stock Unit awards and Company Performance Share Awards, including with respect to each such Company Restricted Stock Award, Company Restricted Stock Unit award or Company Performance Share Award the holder, date of grant, number of Company Shares to which such grant relates and vesting or delivery schedule.

(b)                                 There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in this Section 5.05 and the Company SEC Documents, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.  Except as set forth in Section 5.05(b) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the 1934 Act.

(c)                                  As of June 30, 2012, the amount of outstanding Indebtedness of the Company and its Subsidiaries (excluding intercompany Indebtedness and Indebtedness incurred in the ordinary course of the Company’s and its subsidiaries’ securities brokerage business, including margin for securities purchases made in the ordinary course) does not exceed $10 million in the aggregate.

Section 5.06                             Subsidiaries.

(a)                                 Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Section 5.06(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer or equivalent identification number of each such Subsidiary.

(b)                                 Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 5.07                             SEC Filings and the Sarbanes-Oxley Act.

(a)                                 Since January 1, 2010, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)                                 As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)                                  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)                                 Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)                                  The Company and, to the knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f)                                   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(g)                                  The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”).  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2010.

(h)                                 There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i)                                     Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j)                                    The Company SEC Documents describe, and the Company has made available to Parent copies of the documentation creating or governing, all material securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2010.

Section 5.08                             Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09                             Disclosure Documents.

(a)                                 The proxy statement/prospectus to be filed as part of the Registration Statement with the SEC in connection with the Merger (the “Proxy Statement/Prospectus”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time the Company’s stockholders vote on adoption of this Agreement, the Proxy Statement/Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included in the Proxy Statement/Prospectus or any amendment or supplement thereto based upon information furnished to the Company by Parent specifically for use therein.

(b)                                 None of the information provided by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 5.10                             Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.11                             No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.12                             Litigation.  There is no action, suit, investigation or proceeding (each an “Action”) pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.13                             Compliance with Applicable Laws.  The Company and each of its Subsidiaries is and, since January 1, 2010, has been in compliance with, and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”).  The Company and each of its Subsidiaries is and, since January 1, 2010, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.14                             Material Contracts.

(a)                                 Section 5.14 of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i)                                     any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries reasonably expected to total more than $1 million on an annual basis or $10 million in the aggregate (other than Contracts involving payments to the Company entered into in the ordinary course of business, including investment banking contracts);

(ii)                                  any material sales agency, sales representation, distributorship or franchise agreement;

(iii)                               any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries reasonably expected to total more than $1 million on an annual basis or $10 million in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement, in each case that would reasonably be expected to have a Material Adverse Effect on the Company;

(iv)                              promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1 million individually or $5 million in the aggregate;

(v)                                 any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(vi)                              any collective bargaining agreements;

(vii)                           any material joint venture, profit sharing, partnership agreements or other similar agreements;

(viii)                        any Contracts or series of related Contracts relating to the acquisition or disposition of a material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(ix)                              all leases or subleases for real or personal property involving annual expense in excess of $1 million and not cancelable by the Company (without premium or penalty) within 12 months;

(x)                                 any Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains any material exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(xi)                              agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements), in each case entered into outside the ordinary course of business;

(xii)                           any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person, in each case entered into outside the ordinary course of business;

(xiii)                        any material Contracts with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries); (B) record or beneficial owner of five percent or more of the voting securities of Company; or (C)

affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xiv)                       any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

(b)                                 The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 5.14 of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder).  All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be valid and binding and in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate and no written notice of an intent to terminate, in whole or part, any of the same has been served.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to result in a Material Adverse Effect on the Company.

Section 5.15                             Tax Matters(a)                .  As of the date of this Agreement, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Reorganization and the other transactions contemplated by this Agreement, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16                             Taxes.

(a)                                 All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are, true, correct and complete in all material respects.

(b)                                 The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to Taxes that are being contested in good faith and disclosed in Section 5.16(b) of the Company Disclosure Schedule.  The Company has properly reserved or accrued, in accordance with GAAP, (i) all uncertain tax positions required to be accounted for under FASB Interpretation No. 48, and (ii) all Taxes not due and payable through the date of this Agreement.

(c)                                  Except as set forth in Section 5.16(c) of the Company Disclosure Schedule, the federal Tax Returns and all material state, local and foreign income, VAT and franchise Tax Returns of the Company and its Subsidiaries through tax years ending on or prior to December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)           There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(e)           During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)            Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person or (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member.

(g)           Except as set forth in Section 5.16(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has a material permanent establishment in any foreign country.

(h)           Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4 nor has the Company or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(i)            The Company and each of its Subsidiaries have materially complied with all reporting and recordkeeping requirements under Section 6038A of the Code.

(j)            Except as set forth in Section 5.16(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, or (v) change in accounting method for a taxable period ending on or before the Closing Date.

(k)           Except as set forth in Section 5.16(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(l)            Except as set forth in Section 5.16(l) of the Company Disclosure Schedule, there is no power of attorney granted by the Company or any Significant Subsidiary relating to Tax that is currently in place.

(m)          The Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)           The Company has adequately disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.

(o)           Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement other than any agreement, contract or arrangement between the Company and its Subsidiaries or which has been filed as an exhibit to the Company SEC Documents.

(p)           There are no material Liens for Taxes (other than for current Taxes not yet due and payable or the Taxes being contested in good faith that are set forth in Section 5.16(p) of the Company Disclosure Schedule) upon the assets of the Company or any of its Subsidiaries.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person.  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.17          Employees and Employee Benefit Plans.

(a)           Section 5.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract, plan or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other forms of benefits which are maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Employee Plans”).  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, other than Employee Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (the “Non-U.S. Employee Plans”) and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b)           To the knowledge of the Company, as of the date hereof, none of the Company’s employees at the level of Managing Director or higher, or who has otherwise been requested to sign an employment letter or similar agreement in connection with the transactions contemplated by this Agreement, has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

(c)           With respect to each Employee Plan subject to Title IV of ERISA, (A) neither the Company nor any current or former ERISA Affiliate of the Company has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to the Company or any current or former ERISA Affiliate of the Company of incurring a material liability under Title IV of ERISA, (C) the Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Employee Plan, (D) no event has occurred that would be reasonably expected to subject the Company or any current or former ERISA Affiliate of the Company to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws, rules and regulations, (E) all premium payments required to have been made to the Pension Benefit Guaranty Corporation have been paid, and (F) the present value of all aggregate “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16)) under each such Employee Plan does not exceed the current value of such plan’s assets of the most recent actuarial valuation date.

(d)           Neither the Company nor any ERISA Affiliate has ever made or been required to make any contributions to any Multiemployer Plan (as defined in ERISA Section 3(37) or 4001(a)(3)).

(e)           During the six year period ending on the Closing Date, neither the Company nor any of its ERISA Affiliates has terminated or taken action to terminate, in part or in whole, any employee benefit plan that is subject to the provisions of Title IV of ERISA.

(f)            Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.  The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan (other than the Non-U.S. Employee Plans) has been maintained in substantial compliance with its terms and Applicable Laws, including ERISA and the Code, which are applicable to such Employee Plan.  No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Each Employee Plan which provides “nonqualified deferred compensation” as defined in Code Section 409A has been administered in accordance with and meets the requirements of Code Section 409A except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  All contributions that are required to be made with respect to the Employee Plans have been made on a timely basis by the Company and all Subsidiaries in accordance with past practice and the recommended contribution in the applicable actuarial report and in accordance with ERISA and the Code as applicable.    All insurance premiums with regard to the Employee Plans that are required to be made have been paid in full on a timely basis.

(g)           Except as set forth on Section 5.17(g) of the Company Disclosure Schedule, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person.  Section 5.17(g) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement.   Except as set forth on Section 5.17(g) of the Company Disclosure Schedule, there is no Employee Plan that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(h)           With respect to each Employee Plan that provides health, medical or life insurance benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its ERISA Affiliates after retirement or other termination of service, such Employee Plan may be terminated or amended to reduce benefits or limit the liability of the Company or any of its ERISA Affiliates, in each case, without material liability to the Company or any of its ERISA Affiliates on or at any time after the Effective Time.

(i)            There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2011.

(j)            There is no action, suit, investigation, audit or proceeding (other than routine claims for benefits) pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan.

(k)           All material Non-U.S. Benefit Plans are listed on Section 5.17(k) of the Company Disclosure Schedule and comply in all material respects with their terms and Applicable Laws.

(l)            The Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(m)          Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees.  In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending against the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.

(n)           Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 5.18          Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.18 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; and (vii) neither the Company nor any of its Subsidiaries has granted any exclusive licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any material Intellectual Property.

Section 5.19          Information Technology.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.19 of the Company Disclosure Schedule (i) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (ii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 5.20          Properties.  Neither the Company nor any of its Subsidiaries owns any real property.  Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property (true, accurate and complete copies of which have been provided to Parent) is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any lessor or other third party thereto, is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the transactions contemplated by this Agreement, and the execution, delivery and performance by the Company of this Agreement; and (ii) to the knowledge of the Company, there are no facts or conditions (including any covenants, restrictions, easements or similar instruments, and any condemnation proceedings or threats thereof) affecting any of the Leased Real Property that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.  Section 5.20 of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property.

Section 5.21          Environmental Matters.  Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or into the environment surrounding any now or previously owned property or facility of any Hazardous Substance; (v) during the term of Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; and (vi) the Company has delivered to Parent prior to the date of this Agreement copies of all environmental investigations, studies, audits, tests, reviews or other analyses in its possession relating to the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.

Section 5.22          Antitakeover Statutes.  The Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.23          Foreign Operations.  The Company, each of its Subsidiaries, and to the knowledge of the Company each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since the Company Balance Sheet Date acted without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law.

Section 5.24          Opinions of Financial Advisors.  The board of directors of the Company has received the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Keefe Bruyette & Woods, Inc., financial advisors to the Company, to the effect that, as of the date of the approval of this Agreement by the board of directors of the Company, and based upon and subject to the factors and assumptions set forth in such opinions, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 5.25          Finders’ Fees.  Except for BofA Merrill Lynch, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (i) the Parent SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 6.01          Corporate Existence and Power.  Parent is, and, upon the incorporation or formation thereof pursuant to Section 8.07, each of Merger Subsidiary and Successor Subsidiary will be, a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has, and, with respect to Merger Subsidiary and Successor Subsidiary, will have upon the incorporation or formation thereof pursuant to Section 8.07, all corporate or limited liability company powers required to carry on its business as now conducted.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Prior to the date of this Agreement, Parent has delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent as in effect on the date of this Agreement.

Section 6.02          Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate on the part of Parent.  From and after the accession thereof pursuant to Section 8.07, the execution, delivery and performance by Merger Subsidiary and Successor Subsidiary of this Agreement and the consummation by Merger Subsidiary and Successor Subsidiary of the transactions contemplated hereby shall be within the corporate or limited liability company powers of Merger Subsidiary and Successor Subsidiary and shall have been duly authorized by all necessary corporate or limited liability company action on the part of Merger Subsidiary and Successor Subsidiary.  This Agreement constitutes a valid and binding agreement of Parent, and, from and after the accession thereof pursuant to Section 8.07, shall constitute a valid and binding agreement of Merger Subsidiary and Successor Subsidiary, enforceable against each of Parent, Merger Subsidiary and Successor Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  No vote of the holders of Parent

Common Stock is required to authorize the issuance of shares of Parent Common Stock in connection with the Merger.

Section 6.03          Governmental Authorization.  The execution, delivery and performance by Parent, and, from and after the accession thereof pursuant to Section 8.07, Merger Subsidiary and Successor Subsidiary, of this Agreement and the consummation by Parent, and, from and after the accession thereof pursuant to Section 8.07, Merger Subsidiary and Successor Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations, (ii) any actions or filings set forth on Section 6.03 of the Parent Disclosure Schedule, and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Subsidiary or Successor Subsidiary.

Section 6.04          Non-contravention.  The execution, delivery and performance by Parent, and, from and after the accession thereof pursuant to Section 8.07, Merger Subsidiary and Successor Subsidiary, of this Agreement and the consummation by Parent and, from and after the accession thereof pursuant to Section 8.07, Merger Subsidiary and Successor Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or the certificate of formation or limited liability company agreement, of Parent, Merger Subsidiary or Successor Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Subsidiary or Successor Subsidiary.

Section 6.05          Capitalization.

(a)           The authorized capital stock of Parent consists of (i) 97,000,000 shares of common stock of Parent, par value $0.15 per share and (ii) 3,000,000 shares of Preferred Stock, par value $1.00 per share (“Parent Preferred Stock”).  As of November 2, 2012, there were outstanding (A) 53,720,015 shares of Parent Common Stock, (B) no shares of Parent Preferred Stock, (C) stock options under Parent’s equity incentive plans to purchase an aggregate of 622,967 shares of Parent Common Stock (of which options to purchase an aggregate of 622,967 shares of Parent Common Stock were exercisable) and (D) 15,084,543 restricted stock units which provide the holders thereof the right to receive up to an aggregate of 15,084,543 shares of Parent Common Stock.  All outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b)           There are outstanding no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.  Except as set forth in this Section 6.05 and the Parent SEC Documents and for changes since November 2, 2012, resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding, or obligations, whether absolute or contingent, in the future to issue (i) shares of capital stock or other voting securities of or other ownership interest in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Parent, (iii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from Parent, or other obligations of Parent to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, Parent (the items in clauses (i) though (iv) being referred to collectively as the “Parent Securities”).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.  The shares of Parent Common Stock to be issued as part of the Merger Consideration or the consideration described in Section 3.05, as applicable, have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 6.06          SEC Filings and the Sarbanes-Oxley Act.

(a)           Since January 1, 2010, Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)           As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           Parent and, to the knowledge of Parent, each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f)            Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in alerting in a timely manner Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(g)           Parent and its Subsidiaries have established and maintained a system of internal controls that are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (x) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.  Parent has made available to the Company prior to the date of this Agreement a summary of any such disclosure made by management to Parent’s auditors or its audit committee since January 1, 2010.

(h)           Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 6.07          Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Parent included or incorporated by reference in the Parent SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 6.08          Financial Capacity.  Immediately prior to the Closing, Parent will have sufficient cash available to pay all amounts required to be paid by Parent, Merger Subsidiary or Successor Subsidiary in connection with the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration.  Notwithstanding any provision to the contrary contained in this Agreement, Parent understands and acknowledges that the obligations of Parent, Merger Subsidiary and Successor Subsidiary to consummate the transactions contemplated by this Agreement, including the Merger, are not in any way contingent upon or otherwise subject to Parent’s, Merger Subsidiary’s or Successor Subsidiary’s consummation of any financing arrangement, Parent, Merger Subsidiary or Successor Subsidiary obtaining any financing or the availability, grant, provision or extension of any financing to Parent, Merger Subsidiary or Successor Subsidiary.

Section 6.09          Absence of Certain Changes.  Since December 31, 2011, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.10          No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in Parent’s Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.11          Litigation.  There is no Action pending against, or, to the knowledge of Parent, threatened against, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.  Neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any arbitrator or Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.12          Compliance with Applicable Laws.  Parent and each of its Subsidiaries is and, since January 1, 2010, has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Parent and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the “Parent Permits”).  Parent and each of its Subsidiaries is and, since January 1, 2010, has been in compliance with the terms of Parent Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.13          Tax Matters.  As of the date of this Agreement, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Reorganization and the other transactions contemplated by this Agreement, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.14          Tax.

(a)           All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are, true, correct and complete in all material respects.

(b)           Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to Taxes that are being contested in good faith.  Parent has properly reserved or accrued, in accordance with GAAP, (i) all uncertain tax positions required to be accounted for under FASB Interpretation No. 48, and (ii) all Taxes not due and payable through the date of this Agreement.

(c)           The federal Tax Returns and all material state, local and foreign income, VAT and franchise Tax Returns of Parent and its Subsidiaries through the tax year ending on or prior to December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)           There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material Tax or Tax asset.

(e)           Neither Parent nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4 nor has Parent or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(f)            Neither Parent nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(g)           There are no material Liens for Taxes (other than for current Taxes not yet due and payable or Taxes contested in good faith) upon the assets of Parent or any of its Subsidiaries.

Section 6.15          Disclosure Documents.

(a)           None of the information provided by Parent, Merger Subsidiary or Successor Subsidiary for inclusion in the Proxy Statement/Prospectus or any amendment or supplement thereto, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company and Parent and at the time the Company’s stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Stock in connection with the Merger (the “Registration Statement”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act.  At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The representations and warranties contained in this Section 6.15 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent by the Company specifically for use therein.

Section 6.16          Reservation of Stock.  Parent has reserved a sufficient number of shares of Parent Common Stock in order to fulfill its obligations hereunder.

Section 6.17          Finders’ Fees.   Except for Stephens Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 7
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01          Conduct of the Company.  From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its reasonable best efforts to preserve intact its present business organization, maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain existing relations with its customers, lenders, suppliers and others having material business relationships with it.  Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable

Law, from the date of this Agreement until the Effective Time, except as set forth in Section 7.01 of the Company Disclosure Schedule or as contemplated by this Agreement, or with Parent’s prior written consent (not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)           amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)           (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than (x) ordinary quarterly dividends by the Company in amounts consistent with past practice that are paid on or prior to December 31, 2012, (y) additional cash dividends of the Company (the aggregate amount of which shall not exceed (A) $2.00 multiplied by (B) the number of issued and outstanding Company Shares immediately prior to the Effective Time) and (z) dividends or distributions by any of its wholly-owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries;

(c)           (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Common Stock upon (A) the vesting of any Company Restricted Stock Awards, in each case that are outstanding on the date of this Agreement in accordance with the terms of those award agreements in respect of such Company Restricted Stock Awards on the date of this Agreement, (B) the delivery of any Company Restricted Stock Units, in each case that are outstanding on the date of this Agreement in accordance with the terms of those award agreements in respect of such Company Restricted Stock Units on the date of this Agreement or (C) the vesting and delivery of any Company Performance Share Awards, in each case that are outstanding on the date of this Agreement in accordance with the terms of those award agreements in respect of such Company Performance Share Awards on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)           incur any capital expenditures outside of the ordinary course or any obligations or liabilities in respect thereof, in excess of $1 million individually or $2,500,000 in the aggregate;

(e)           (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring; provided that, notwithstanding anything in this Agreement to the contrary, instead of declaring any extraordinary cash dividend, the Company may make a payment to holders of Company Shares in an amount per share equal to the Per Share Extraordinary Dividend Amount by means of forming a merger subsidiary and merging that subsidiary back into the Company;

(f)            sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities (other than in the ordinary course) or property in an amount not to exceed $10 million in the aggregate;

(g)           except in the ordinary course, create or incur any material Lien on any material asset;

(h)           make any loan, advance or investment outside the ordinary course of business either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments or capital contributions to any affiliated or unaffiliated investment partnerships pursuant to the terms of the fund documents for such partnerships as of the date of this Agreement;

(i)            create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness (other than intercompany Indebtedness and Indebtedness incurred in the ordinary course of the Company’s and its subsidiaries’ securities brokerage business, including margin for securities purchases made in the ordinary course), or extend or modify the same outside the ordinary course of business in an amount not to exceed $25 million in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;

(j)            enter into capital commitments for new investment partnerships in amounts greater than $5 million or enter into any agreement to or otherwise agree to accelerate or increase investments in existing investment partnerships in amounts greater than $5 million;

(k)           (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 5.14) in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;

(l)            terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit;

(m)          except as required pursuant to existing written binding plans and agreements in effect prior to the date of this Agreement or as otherwise required by Applicable Law: (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Employee Plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors or officers, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice;

(n)           make any change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the 1934 Act;

(o)           settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries involving a payment by the Company or its Subsidiaries in excess of $1,000,000;

(p)           take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing;

(q)           fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies;

(r)            change, terminate or fail to exercise any right to renew any material lease or sublease of real property that is listed or required to be listed on the Company Disclosure Schedule pursuant to Section 5.14(a)(ix); or

(s)            agree, resolve or commit to do any of the foregoing.

Section 7.02          Stockholder Meeting; Proxy Material.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement.  Subject to Section 7.03(b), the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders.  In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement/Prospectus (which shall be filed as part of the Registration Statement) and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.  Without limiting the generality of the foregoing, unless previously terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting as soon as reasonably practicable whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

Section 7.03          No Solicitation; Other Offers.

(a)           Subject to Section 7.03(b), the Company shall not, and shall cause its Subsidiaries and its and their officers and directors, and shall direct and use reasonable best efforts to cause its employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate or encourage the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal, other than a statement contemplated by Rule 14d-9(f) under the 1934 Act during the initial period of ten (10) business days following the commencement of the Acquisition Proposal, shall be considered an adverse modification, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal), or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal.  The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.  During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(b)           Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by Company’s stockholders (and in no event after the adoption of this Agreement by Company’s stockholders), the board of directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 7.03(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 7.03(a) has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the board of directors of the Company reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the board of directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would more likely than not be inconsistent with its fiduciary duties under Applicable Law.  Nothing contained herein shall prevent the board of directors of the Company from complying with requirements of Rule 14e-2(a) and Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

(c)           The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto).  The Company shall keep Parent fully informed, on a current basis, of the status and significant details of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all significant correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (it being understood that for purposes of this definition all references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”) on terms that the board of directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or determined to be available or reasonably capable of being obtained in the good faith judgment of the board of directors of the Company.

Section 7.04          Access to Information; Confidentiality.  From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records during normal business hours, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such

Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation.  Any investigation pursuant to this Section shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company.  All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated July 26, 2012, as amended August 15, 2012 and October 11, 2012, between Parent and the Company (the “Confidentiality Agreement”).  No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.05          Tax Matters.

(a)           Except in the ordinary course of business or, as required by Applicable Law or with Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, settle or resolve any material Tax controversy or surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to a material amount of Taxes.

(b)           The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

Section 7.06          Stockholder Litigation.  The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any stockholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

ARTICLE 8
COVENANTS OF PARENT

Parent agrees that:

Section 8.01          Conduct of Parent.  To the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth on Section 8.01 of the Parent Disclosure Schedule, or with the Company’s prior written consent (not to be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)           amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)           split, combine or reclassify any shares of its capital stock;

(c)           declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), provided that the foregoing shall not limit Parent in respect of repurchasing its own shares in compliance with Applicable Law;

(d)           take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing; or

(e)           agree, resolve or commit to do any of the foregoing with an effective date prior to the Effective Time.

Section 8.02          Obligations of Merger Subsidiary and Successor Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary and Successor Subsidiary to perform their respective obligations under this Agreement and to consummate the Merger, the Second Step Merger and the other transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement.

Section 8.03          Voting of Shares.  Parent shall vote all shares of Common Stock beneficially owned by it or any of its Subsidiaries, if any, in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 8.04          Director and Officer Liability.

(a)           From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law and Parent or Surviving Corporation shall also advance expenses as incurred to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification in a form reasonably satisfactory to Parent.

(b)           For six years after the Effective Time, Parent or the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation to provide such insurance coverage, the Surviving Corporation shall not be obligated to pay an annual premium in excess of 200% of the Company’s current annual premium for such insurance, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Notwithstanding the foregoing, at the Company’s election (prior to the Closing) or Parent’s election (subsequent to the Closing), in lieu of obtaining or providing the officers’ and directors’ liability insurance coverage contemplated above, Company may prior to the Closing or Parent or the Surviving Corporation may subsequent to the Closing purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof), which tail policy shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time; provided that the Company shall not pay a premium for such tail insurance prior to the Closing in an amount that exceeds, on an annualized basis, 200% of the Company’s current annual premium for such insurance.

(c)           If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger (including pursuant to the Second Step Merger), or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.04.

(d)           The rights of each Indemnified Person under this Section 8.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.05          Registration Statement.  Subject to Section 9.02(a), Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

Section 8.06          Stock Exchange Listing.  Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 8.07          Formation of Merger Subsidiary and Successor Subsidiary; Accession. As promptly as reasonably practicable after the date hereof, and in any event within five calendar days after the date hereof, Parent shall form (i) a Delaware corporation as a direct, wholly owned subsidiary of Parent (“Merger Subsidiary”) and (ii) a Delaware limited liability company as a direct, wholly owned subsidiary of Parent which is disregarded from Parent (“Successor Subsidiary”).  As of its incorporation, and at the Effective Time, Merger Subsidiary shall have 1,000 authorized shares of common stock, par value $1.00 per share, of which 1,000 shares shall be outstanding and held by Parent and none of which shall be held in the treasury of Merger Subsidiary.  As of its formation, and at the Effective Time, Parent will be the sole member of Successor Subsidiary.  Promptly after incorporating Merger Subsidiary and forming Successor Subsidiary, (x) Parent shall take such actions as are reasonably necessary to cause the board of directors of Merger Subsidiary to unanimously approve this Agreement and declare it advisable for Merger Subsidiary to enter into this Agreement, (y) Parent, as the sole stockholder of Merger Subsidiary and as the sole member of Successor Subsidiary, shall approve and adopt this Agreement and (z) Parent shall cause each of Merger Subsidiary and Successor Subsidiary to accede to this Agreement by executing a signature page to this Agreement, after which time each of Merger Subsidiary and Successor Subsidiary shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, the obligations of each of Merger Subsidiary and Successor Subsidiary to perform its respective covenants hereunder shall commence only at the time of its incorporation or formation, as applicable. From and after the date of its incorporation or organization, as applicable, and prior to the Effective Time, neither Merger Subsidiary nor Successor Subsidiary shall engage in any activities other than in connection with or as contemplated by this Agreement or have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 8.08          Employee Matters.  As of the Effective Time, Parent shall cause to be provided to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”) compensation and employee benefits (“Affected Employee Comp and Benefits”) substantially comparable in the aggregate, at Parent’s election, to (i) the compensation and benefits provided to the Affected Employee under the Employee Plans immediately prior to the Effective Time or (ii) the compensation (including base salary and participation in the bonus program(s) for Parent and its Subsidiaries) and benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries, it being understood that such bonus program(s) of Parent and its Subsidiaries are subjective in nature.

(b)           With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time and (ii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate, vesting and level of benefits (but not for the purposes of benefit accrual under defined benefit pension plans) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c)           It is understood that Parent’s expressed intention to extend offers of continued employment as set forth in this Section 8.08 shall not constitute any commitment,

contract or understanding (expressed or implied) of any obligation on the part of Parent or its Subsidiaries to a post Closing employment relationship of any fixed term or duration or upon any terms or conditions.  Employment offered by Parent or its Subsidiaries is “at will” and such employment may be terminated by Parent or its Subsidiaries or by an employee at any time for any reason (subject to any written commitments to the contrary made by Parent or its Subsidiaries or an employee and legal requirements).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any of the Affected Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)           For a period of five (5) years following the Closing Date, Parent shall, and shall cause the Surviving Corporation and any successor thereto to (in each case at no expense to Parent, the Surviving Corporation or such successor, other than immaterial administrative expenses), provide coverage under Parent’s medical and dental benefit plans for eligible dependents of certain deceased former employees of the Company and its Subsidiaries related to the events of September 11, 2001 who were eligible to receive or receiving such benefits immediately prior to the date hereof.

(e)           Prior to the Effective Time, the board of directors of the Company or an entity designated by the board of directors of the Company shall determine a bonus amount for the Company’s 2012 fiscal year for each eligible employee of the Company and its Subsidiaries, subject to Section 8.08(e) of the Company Disclosure Schedule.  Such bonus amounts will be paid by Parent promptly following the Closing Date; provided that if the Closing has not occurred prior to the last date on which it is administratively possible for the Company to complete payment of the bonus amounts by March 15, 2013, the Company will pay the bonus amounts no later than March 15, 2013.

(f)            Except as provided in Section 8.04, no provision in this Agreement, including without limitation this Section 8.08, shall create any third-party beneficiary rights in any person, entity, or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Company and its Subsidiaries, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any employee benefit plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan that is or may in the future be maintained by the Company, its Subsidiaries, or the Parent.  No provision of this Agreement, including without limitation this Section 8.08, shall be deemed to amend any employee benefit plan that is or may in the future be maintained by the Company, its Subsidiaries, or the Parent.

ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01          Efforts

(a)           Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable, (a) and in any event within five (5) business days of the date of this Agreement, the submission of a continuing membership application with FINRA pursuant to NASD Rule 1017 and (b) with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary, or in the reasonable judgment of Parent or the Company, advisable to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)           In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) business days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate or encumber, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any Affiliate (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, the Company or the Surviving Corporation of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation if any such action is reasonably likely to have a Material Adverse Effect on Parent or the Company.

(c)           The Parties shall use reasonable best efforts to: (i) take all other actions necessary to cause the expiration or termination of any applicable waiting periods under Applicable Law as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (iii) take, or cause to be taken, all actions necessary to obtain each consent, approval or waiver (if any) required to be obtained (pursuant to any Applicable Law or contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement and to make effective such transactions. If any Governmental Authority, including any antitrust authority, seeks amendments to the transactions contemplated by this Agreement or commitments to be undertaken by any Party as a condition to refraining from seeking to block such transactions, allowing the applicable waiting period to expire or releasing such Governmental Authority’s consent with respect to such transactions, the Parties shall commence and conduct good faith negotiations with each other for no less than fifteen (15) days and use their reasonable best efforts to agree upon amendments to this Agreement which are necessary in order to resolve the issues raised by such Governmental Authority and permit the consummation of the transactions contemplated hereby.

Section 9.02          Certain Filings.

(a)           The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that, notwithstanding anything to the contrary in this Agreement, Parent shall in no event be required to permit the mailing of the Proxy Statement/Prospectus to the holders of Company Shares, unless and until Parent shall have received, in form and substance reasonably satisfactory to Parent, from the Company’s independent public accountants, the “comfort” letter described in Section 9.02(c)(i).

(b)           The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and the Company and its counsel and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus, in each case each time before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel.  Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus or the Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c)           The Company shall use its reasonable best efforts to cause to be delivered to Parent and its directors a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) if requested by Parent in writing, the Closing Date, and addressed to Parent and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 9.03          Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.04          Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 9.05          Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.06          Tax-Free Qualification.

(a)           Each of the Company and Parent shall use its reasonable best efforts to and to cause each of its respective Subsidiaries to, (i) cause the Reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain (A) an opinion of Sullivan & Cromwell LLP, counsel to the Company, or other counsel reasonably acceptable to the Company, dated the Closing Date, to the effect that the Reorganization will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary, Successor Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on tax representation letters delivered to it by the Company, Merger Subsidiary and Parent containing customary representations with respect to such matters and (B) an opinion of Bryan Cave LLP, counsel to Parent, dated the Closing Date, or other counsel reasonably acceptable to Parent, to the effect that the Reorganization will be treated for Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary, Successor Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on tax representation letters delivered to it by the Company and Parent containing customary representations with respect to such matters, including the execution and delivery of the tax representation letters referred to therein.

(b)           If the opinions of Bryan Cave LLP and Sullivan & Cromwell LLP have been obtained, each of the Company and Parent shall report the Reorganization for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 9.07          Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, including notices and communications related to Tax matters;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, including as to Tax matters, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to the consummation of the transactions contemplated by this Agreement;

(d)           any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Section 10.02(a), Section 10.02(b), Section 10.03(a) or Section 10.03(b) not to be satisfied; and

(e)           any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 9.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 9.08          Section 16 Matters.  The board of directors of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the 1934 Act to exempt any dispositions of Company Shares (including derivative securities with respect to Company Shares) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act (the “Company Insiders”) or by officers, directors or employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the 1934 Act (the “Parent Insiders”). In furtherance of the foregoing, prior to the Effective Time, the board of directors of the Company, with respect to Company Insiders, and the board of directors of Parent, with respect to Parent Insiders, shall adopt resolutions in a timely manner that specify (i) the name of each such Company Insider and Parent Insider, (ii) in the case of Company Insiders, the number of Company Shares (including Company Restricted Stock Awards, Company Restricted Stock Unit awards and Company Performance Share Awards and their material terms) and, in the case of Parent Insiders, the number of shares of Parent Common Stock (including options, restricted stock units and awards of Parent and their material terms), involved for each such individual, and (iii) that the approval is granted for purposes of exempting such actions from Section 16(b) of the 1934 Act under Rule 16b-3(e) of the 1934 Act, in the case of dispositions by Company Insiders, and under rule 16b-3(d) of the 1934 Act, in the case of acquisitions by Parent Insiders.  Parent and the Company shall cooperate in good faith and provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and the parties shall provide each other with such information as shall be reasonably necessary for its respective board of directors to set forth the information required in such resolutions.

ARTICLE 10
CONDITIONS TO THE MERGER

Section 10.01       Conditions to the Obligations of Each Party.  The obligations of the Company, Parent, Merger Subsidiary and Successor Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)           the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)           no Applicable Law currently in effect or adopted subsequent to the date hereof and prior to the Effective Time shall prohibit, make illegal or enjoin the consummation of the Merger in a manner that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent;

(c)           the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d)           the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)           any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(f)            such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, Governmental Authority as set forth on Schedule 10.01(f) shall have been obtained, made or occurred to the extent required by Applicable Law.

Section 10.02       Conditions to the Obligations of Parent, Merger Subsidiary and Successor Subsidiary.  The obligations of Parent, Merger Subsidiary and Successor Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)           (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except for such obligations as are set forth in Section 9.07(c)(i) and (d), (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time (except for any such representations and warranties given as of an earlier specified date which shall be so true and correct as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided that the representations and warranties set forth in Sections 5.01, 5.02 and 5.05 shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made as of such date (except for any such representations and warranties given as of an earlier specified date which shall be so true and correct as of such date) and (iii) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

(b)           subsequent to the date of this Agreement, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and

(c)           the Company shall have delivered a certificate in a form reasonably satisfactory to Parent dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

Section 10.03       Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a)           (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by the Parent pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time (except for any such representations and warranties given as of an earlier specified date which shall be so true and correct as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (iii) the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the foregoing effect;  and

(b)           subsequent to the date of this Agreement, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE 11
TERMINATION

Section 11.01       Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by mutual written agreement of the Company and Parent;

(b)           by either the Company or Parent, if:

(i)            the Merger has not been consummated on or before March 31, 2013 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)           there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii)          at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)           by Parent, if:

(i)            (A) as permitted by Section 7.03, an Adverse Recommendation Change shall have occurred or (B) the board of directors of the Company shall have failed to publicly confirm the Company Board Recommendation within five business days of a written request by Parent made prior to the receipt of the Company Stockholder Approval that it do so; or

(ii)           a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii)          all of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, provided that any such conditions set forth in Section 10.01 or Section 10.03 are capable of satisfaction as of the date on which the Closing otherwise would have occurred) shall have been satisfied or waived by the appropriate party and the Company shall have failed to consummate the Closing within the time period required by Section 2.01(b);  or

(d)           by the Company if:

(i)            the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall pay, or cause to be paid, any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within four days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such four day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three (3) day period from the date of such notification);

(ii)           a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii)          all of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, provided that any such conditions set forth in Section 10.01 or Section 10.02 are capable of satisfaction as of the date on which the Closing otherwise would have occurred) shall have been satisfied or waived by the appropriate party and Parent, Merger Subsidiary or Successor Subsidiary shall have failed to consummate the Closing within the time period required by Section 2.01(b).

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02       Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 12.04(b)); provided that, if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) willful or reckless breach by any party of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of this Section 11.02 and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

Section 12.01       Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, Merger Subsidiary or Successor Subsidiary, to:

Stifel Financial Corp.
501 N. Broadway
St. Louis, Missouri 63102
Attention:	Ronald J. Kruszewski
Facsimile No:	(314) 342-2155

with a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 N. Broadway
St. Louis, Missouri 63102
Attention:	Robert J. Endicott and Ryan S. Davis
Facsimile No.:	(314) 259-2020

if to the Company, to:

KBW, Inc.
787 Seventh Avenue
New York, New York 10019
Attention:	Thomas B. Michaud, Chief Executive Officer
Mitch Kleinman, EVP, General Counsel
Facsimile No:	(212) 397-9347

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	H. Rodgin Cohen and Mitchell S. Eitel
Facsimile No:	(212) 558-3588

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02       Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03       Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Stockholder Approval without their further approval.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04       Expenses.

(a)           Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided however, Parent and the Company shall each bear and pay one half of (i) the filing fee for filing the Registration Statement with the SEC, and the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and the Registration Statement (other than attorneys and accountants’ fees and expenses, which shall be paid by the party incurring such expense), and (ii) the filing fees for the Notification and Report Forms filed with the U.S. Federal Trade Commission and the Antitrust Division under the HSR Act and any premerger notification and reports formed under similar applicable antitrust law of any non-United States governmental antitrust authority.

(b)           If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within two business days following such Payment Event, a fee equal to Seventeen Million Two Hundred Fifty Five Thousand Dollars ($17,255,000) (the “Termination Fee”).

“Payment Event” means the termination of this Agreement pursuant to (x) Section 11.01(d)(i), (y) Section 11.01(b)(i) (if a vote of the stockholders of the Company at the Company Stockholder Meeting to obtain the Company Stockholder Approval shall not have been held prior to such termination) or (z) Section 11.01(c)(i), provided that, (A) in the case of clause (y), only if both (1) after the date hereof and prior to the Company Stockholder Meeting, or the date of termination, as the case may be, an Acquisition Proposal shall have been made, and (2) within 12 months following the date of such termination: (I) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, the Person making such Acquisition Proposal; (II) such Person, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (III) such Person, directly or indirectly, acquires more than 50% of the outstanding Company Shares (or in any of clauses (I) through (III) the Company shall have entered into any contract or agreement providing for such action, in which case the Payment Event shall be the later date on which such action is completed) and (B) in the case of clause (z),  in the event that such Adverse Recommendation Change or failure to confirm the Company Board Recommendation was, in whole or in part, the result of the occurrence of a Material Adverse Effect on Parent, both (A) after the date hereof and prior to the Company Stockholder Meeting, or the date of termination, as the case may be, an Acquisition Proposal shall have been made, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, the Person making such Acquisition Proposal; (2) such Person, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (3) such Person, directly or indirectly, acquires more than 50% of the outstanding Company Shares (or in any of clauses (1) through (3) the Company shall have entered into any contract or agreement providing for such action, in which case the Payment Event shall be the later date on which such action is completed).

(c)           The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Subsidiary and Successor Subsidiary would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Parent, Merger Subsidiary or Successor Subsidiary pursuant to this Section 12.04, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent, Merger Subsidiary or Successor Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to 3% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

Section 12.05       Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent, Merger Subsidiary or Successor Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent, Merger Subsidiary or Successor Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent, Merger Subsidiary or Successor Subsidiary.

Section 12.06       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07       Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be  brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or in the event (but only in the event) that neither such court has jurisdiction over such action or proceeding, the Delaware Superior Court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08       Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09       Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10       Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 12.11       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12       Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
	Name:	Ronald J. Kruszewski
	Title:	Chairman, President and Chief
Executive Officer

KBW, INC.

By:	/s/ Thomas B. Michaud
	Name:	Thomas B. Michaud
	Title:	Chief Executive Officer and President

Signature Page — Agreement and Plan of Merger

Acceded to as of November 5, 2012

SFKBW One, Inc. (Merger Subsidiary)

By:	/s/ James M. Zemlyak
	Name:	James M. Zemlyak
	Title:	President

SFKBW Two, LLC (Successor Subsidiary)

By:	/s/ James M. Zemlyak
	Name:	James M. Zemlyak
	Title:	President

Signature Page — Agreement and Plan of Merger